UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

POWERWAVE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-2723423
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

Securities Act registration statement file number to which this form relates:                                                                                                                                           (if applicable):

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

AMENDMENT NO.  3 TO FORM 8-A

The undersigned registrant hereby amends its Registration Statement on Form 8-A (Filing No. 000-21507) filed with the Securities and Exchange Commission (the “Commission”) on June 5, 2001, as such was amended by (i) Form 8-A/A (Amendment No. 1) filed with the Commission on July 10, 2003, and (ii) Form 8-A/A (Amendment No. 2) filed with the Commission on September 29, 2006, by adding the information set forth below.

Item 1.	Description of Registrant’s Securities to be Registered.

Effective October 4, 2010, Powerwave Technologies, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent, executed a Third Amendment to Rights Agreement (the “Third Amendment”), which amended that certain Rights Agreement, dated as of June 1, 2001, as amended on June 19, 2003 and September 29, 2006 (as so amended, the “Rights Agreement”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Rights Agreement.

The Third Amendment provides that none of Artis Capital Management, L.P., a California limited partnership (“Artis”), Artis Capital Management, Inc., a California corporation (“Artis Inc.”), Artis Partners 2X, Ltd., a company registered in the Cayman Islands (“2X”), Artis Partners 2X (Institutional), L.P., a Delaware limited partnership (“2X LP”), or Stuart L. Peterson, an individual and the President of Artis Inc. (“Peterson” and together with Artis, Artis Inc., 2X and 2X LP, the “Artis Entities”), nor any of their respective Affiliates or Associates, shall be deemed to be or to have been (whether individually or collectively) an Acquiring Person to the extent that they are or become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of the purchase of Common Shares.  In addition, the Third Amendment provides that, to the extent the Board of Directors of the Company determines in good faith that a Person who would otherwise be an Acquiring Person, has become such inadvertently, does not have any intention of changing or influencing control of the Company, and enters into a voting agreement, shareholder agreement or other similar agreement pursuant to which it agrees to forego the exercise of voting discretion with respect to each of the Common Shares beneficially owned by such Person to the extent that the beneficial ownership of such Common Shares would cause the Person to be an Acquiring Person, then such Person shall not be deemed to be an Acquiring Person for any purposes under the Rights Agreement.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which is attached as Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on October 7, 2010, and is incorporated herein by this reference.

A copy of the Rights Agreement, as amended, is available to stockholders from the Company free of charge upon written request.

Item 2.               Exhibits.

Exhibit No.	Description

1
Rights Agreement, dated as of June 1, 2001, between the Company and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent, which includes: as Exhibit A thereto a form of Certificate of Designation for the Preferred Stock, as Exhibit B thereto the form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Preferred Shares (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 8-A filed with the Commission on June 5, 2001).

2
First Amendment to Rights Agreement, dated June 19, 2003, between the Company and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A/A (Amendment No. 1) filed with the Commission on June 19, 2003).

3
Second Amendment to Rights Agreement, dated September 29, 2006, between the Company and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 29, 2006).

4
Third Amendment to Rights Agreement, dated October 4, 2010, between the Company and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on October 7, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

POWERWAVE TECHNOLOGIES, INC.
Dated:	October 7, 2010	By:	/s/ Kevin T. Michaels
Kevin T. Michaels, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1
Rights Agreement, dated as of June 1, 2001, between the Company and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent, which includes: as Exhibit A thereto a form of Certificate of Designation for the Preferred Stock, as Exhibit B thereto the form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Preferred Shares (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 8-A filed with the Commission on June 5, 2001).

2
First Amendment to Rights Agreement, dated June 19, 2003, between the Company and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A/A (Amendment No. 1) filed with the Commission on June 19, 2003).

3
Second Amendment to Rights Agreement, dated September 29, 2006, between the Company and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 29, 2006).

4	Third Amendment to Rights Agreement, dated October 4, 2010, between the Company and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent.